SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Adobe Systems Incorporated
(Exact name of registrant as specified in its charter)

Delaware	77-0019522
(State of incorporation or organization)	(I.R.S. Identification No.)

345 Park Avenue, San Jose California	95110-2704
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form related:

                                 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

Amendment No. 4 to Form 8-A

The undersigned Registrant hereby amends the following Items of its Registration Statement on Form 8-A (File No. 000-15175), dated July 24, 1990, as amended on August 29, 1997, December 21, 1998 and July 3, 2000, for its Rights to purchase Series A Preferred Stock, par value $0.0001 per share, as set forth below.

Item 1.                    Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A, dated July 24, 1990 (as so amended, the “Form 8-A/A”) filed by Adobe Systems Incorporated, a Delaware corporation (the “Company”), is hereby amended to include the following:

On May 22, 2003, the Company amended its Rights Agreement, dated as of July 11, 1990, as amended by the Amended and Restated Rights Agreement, dated as of April 30, 1996, by the Second Amended and Restated Rights Agreement, dated as of July 30, 1997, by the Third Amended and Restated Rights Agreement, dated as of December 15, 1998, and by the Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000 (the “Fourth Amended and Restated Rights Agreement”), by entering into Amendment No. 1 to the Fourth Amended and Restated Rights Agreement, dated as of May 22, 2003 (“Amendment No. 1”), with Computershare Investor Services, LLC, as Rights Agent.  Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Fourth Amended and Restated Rights Agreement, as amended by Amendment No. 1.

In general, the Fourth Amended and Restated Rights Agreement has been amended principally to provide that the TIDE Committee (as described below) of the Board of Directors of the Company will review and evaluate the Rights Agreement in order to consider whether the maintenance of the Rights Agreement continues to be in the interests of the Company, its stockholders and any other relevant constituencies of the Company, at least once every three years.  The TIDE Committee will be comprised of members of the Nominating and Governance Committee of the Board of Directors who are not, and have never been, officers, employees or Affiliates of the Company or any of its subsidiaries, and who are selected by the Nominating and Governance Committee of the Board of Directors.

Amendment No. 1 was adopted in the normal course of updating and reviewing the Rights Agreement.

A copy of Amendment No. 1 is attached hereto as Exhibit 7 and is incorporated herein by reference.  The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1.

Item 2.                    Exhibits.

Item 2 of the Form 8-A/A is hereby amended by adding the following exhibit attached hereto:

7.	Amendment No. 1, dated as of May 22, 2003, to the Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between Adobe Systems Incorporated and Computershare Investor Services, LLC.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

ADOBE SYSTEMS INCORPORATED

	By:	/s/ Karen O. Cottle
		Name:	Karen O. Cottle
		Title:	Senior Vice President,
General Counsel and Secretary
Date: May 22, 2003

EXHIBIT INDEX

Exhibit No.	Description

7.	Amendment No. 1, dated as of May 22, 2003, to the Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between Adobe Systems Incorporated and Computershare Investor Services, LLC.